Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY APPOINTS A NEW DIRECTOR

Boston, Massachusetts, August 30, 2004.  The Board of Directors of Safety Insurance Group, Inc.  (NASDAQ:SAFT) today announced the election of Frederic H. Lindeberg as Director of the Corporation.  The Board also designated Mr. Lindeberg to serve as Chairman of the Corporation’s Nominating and Governance Committee, and to serve as a member of the Corporation’s Audit Committee and Compensation Committee.  Mr. Lindeberg has replaced Bruce R. Berkowitz on Safety’s Board.  Although Mr. Berkowitz has been a fine contributor as one of Safety’s Directors since 2002, he has decided to step down from the Board due to other business obligations.

Mr. Lindeberg is an attorney and certified public accountant with over 30 years of experience in a variety of industries.  Mr. Lindeberg was a partner-in-charge at KPMG for 16 of his 24 years of service.  Mr. Lindeberg received a B.S. in Business Administration from Drexel University in 1967 and a JD from Temple University School of Law in 1971.  He is a member of the American and Florida Institutes of Certified Public Accountants and Pennsylvania Bar Association.  He has been involved as an officer on various charitable boards including Chambers of Commerce and United Way.  Mr. Lindeberg and his family live in Connecticut.

Safety’s President, Chief Executive Officer and Chairman of the Board, David F. Brussard, stated, “We thank Bruce for his dedication and wish him well for the future. Safety is pleased to welcome Fred and his financial expertise and independence to our Board of Directors.”

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements and SEC Filings are available for viewing or download at Safety’s public website located at www.SafetyInsurance.com, under “About Safety”, “Investor Information”.

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Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.